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                                                                    EXHIBIT 99.5


                            CARDINAL BANCSHARES, INC.
                              RESTRICTED STOCK PLAN
                              AND ESCROW AGREEMENT

         PLAN AND AGREEMENT made this 11th day of May, 1992, by and between Cardinal Bancshares, Inc., a Kentucky bank holding company ("Cardinal") and Vine Street Trust Company, a Kentucky corporation (the "Escrow Agent");

                                WITNESSETH THAT:

         WHEREAS, VST Financial Services, Inc., (the "Company") has entered into employment agreements with certain employees; and

         WHEREAS, such employment agreements provide for the award of common stock of Cardinal Bancshares, Inc. under a plan of restricted stock awards; and

         WHEREAS, Cardinal desires that such stock awards be placed in escrow and further desires that Vine Street Trust Company serve as escrow agent; and

         WHEREAS, Vine Street Trust Company desires to serve as escrow agent for purposes of the Plan,

         NOW, THEREFORE, Cardinal hereby adopts the Cardinal Bancshares, Inc. Restricted Stock Plan and Escrow Agreement (the "Plan"), effective May 2, 1992, as set forth below, and in consideration of the premises and the mutual covenants herein contained, establishes with the Escrow Agent the following agreement:

         1. Purpose. Cardinal intends that the Plan provide incentives which will attract and retain highly competent executive employees as officers and key employees of Cardinal and its subsidiaries by providing them with opportunities to acquire Common Stock of Cardinal pursuant to Awards, as described herein.

         2. Definitions. For purposes of this Plan, the following terms will have the meanings set forth below:

            (a) Award. A transfer of Common Stock (rounded to the nearest whole share) to the Executive as incentive payment for services rendered in accordance with the Executive's employment agreement. The Executive shall not be required to pay Cardinal for the Award.

            (b) Board of Directors. The Board of Directors of Cardinal Bancshares, Inc.

            (c) Cardinal. Cardinal Bancshares, Inc. or its successor by merger or otherwise.





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            (d) Common Stock. The common stock of Cardinal.

            (e) Escrow Agent. An agent appointed by Cardinal to retain custody of Common Stock to which the restrictions set forth in Paragraph 4 apply. The initial Escrow Agent shall be Vine Street Trust Company.

            (f) Executive. An employee of Cardinal or one of its subsidiaries that enters into an employment agreement with Cardinal or one of its subsidiaries that provides for participation in this Plan.

            (g) Plan. The Cardinal Bancshares, Inc. Restricted Stock Plan and Escrow Agreement, as set forth herein and as the same may be amended from time to time.

            (h) Restricted Period. A period starting on the date of issuance of an Award to the Executive, and ending on the third (3rd) anniversary thereof.

         3. Issuance and Adjustment of Shares. Cardinal shall cause sufficient shares to be authorized and issued to fulfill obligations under any employment agreement in a timely manner. If Cardinal shall at any time change the number of authorized shares of Common Stock due to a stock split or stock dividend or combination of shares or any other change, or exchange for other securities, by reclassification, reorganization, merger, consolidation, recapitalization or otherwise, the total number of shares covered by each outstanding Award shall be adjusted so that the value of each such Award shall not be changed.

         4. Award Rights and Restrictions. Awards shall be made only pursuant to an applicable employment agreement that exists between the Executive and Cardinal or its subsidiaries. When an Award is made to the Executive, a certificate or certificates for shares of Common Stock equal in value to the Award shall be issued in the Executive's name. The Executive shall thereupon be a shareholder of all the shares of Common Stock represented by the certificate or certificates. As such, the Executive will have all the rights of a shareholder with respect to such shares, including the right to vote them and to receive all dividends and other distributions paid with respect to them, provided, however, that the shares shall be subject to he restrictions set forth in this Paragraph 4.

         During a Restricted Period applicable to an Award, shares represented by an Award may not be sold, exchanged, transferred, pledged, hypothecated, or otherwise alienated. Stock certificates representing Awards shall be imprinted with a legend stating such restrictions and each transfer agent for the Common Stock shall be instructed to like effect in respect of such shares.

         In aid of such restrictions, the Executive shall, immediately upon receipt of the certificate or certificates therefore, deposit such certificate or certificates together with a stock power or other instrument of transfer, appropriately endorsed in blank, with the Escrow Agent.



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         The Executive shall forfeit Common Stock subject to the Restricted
Period upon occurrence of the following events: [i] any attempt by the Executive to exchange, transfer, pledge, hypothecate or otherwise alienate the Common Stock during the Restricted Period; and [ii] the termination of an Executive's employment for any reason at any time before the Restricted Period ends with respect to an Award. Upon the occurrence of an event causing forfeiture, Cardinal shall notify the Escrow Agent and all shares subject to a Restricted Period shall be forfeited by the Executive and transferred back to Cardinal.

         5. Lapse of Restricted Period. The restrictions set forth in Paragraph 4 above with respect to the Awards to which such Restricted Period was applicable will lapse as to such shares of Common Stock in accordance with the time and number of shares as to which the Restricted Period expires. Notwithstanding the preceding sentence, restrictions set forth in Paragraph 4 above with respect to the Awards to which such Restricted Period is applicable will lapse upon any event specified in the Executive's employment agreement. Upon the lapse of the Restricted Period, the Escrow Agent shall cause the legend on the restricted shares of Common Stock to be cancelled and shall distribute the unrestricted shares of Common Stock to the Executive.

         6. Administration. The Board of Directors shall supervise and administer the Plan. Any questions of interpretation of the Plan or any Awards issued under it shall be determined by the Board of Directors and such determination shall be final and binding on all persons. Any or all powers and discretion vested in the Board of Directors under the Plan, except the power to amend or terminate the Plan, may be exercised by a committee of at least three directors authorized by the Board of Directors to do so. If the Board of Directors appoints a committee, a majority of members of the committee shall constitute a quorum and all determinations of the committee shall be made by a majority of its members. Any determination of the committee under the Plan may be made without notice or meeting of the committee by a writing designated by a majority of the committee members.

         7. Tenure. An Executive's right, if any, to continue to serve Cardinal and its subsidiaries as an officer, employee or otherwise shall not be enlarged or otherwise affected by his designation as an Executive under the Plan.

         8. Duration, Amendment and Termination. No Award shall be granted more than four years after the effective date of this Plan; provided, however, that the terms and conditions of the Plan applicable to any Award granted within such four-year period will continue to apply to such Award unless amended or modified by mutual agreement between Cardinal and the Executive. Also, by mutual agreement between Cardinal and an Executive, or under any future plan of Cardinal, Awards may be granted to the Executive in substitution and exchange for, or in cancellation of any Awards previously granted such Executive under this Plan or any benefit previously or thereafter granted to him under any future plan of Cardinal. The Board of Directors may amend the Plan from time to time or terminate the Plan at any time. However, no action authorized by this Paragraph 8 shall reduce the amount of any existing Award or change the terms and conditions thereof without the Executive's consent. No amendment of the Plan shall, without the approval of stockholders of Cardinal, [i] increase the total number of shares which may be issued under the Plan or increase the amount or type of Awards that may be granted under the Plan; or [ii] modify the requirements as to eligibility for Awards under the Plan.




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         9. Governing Law. The Plan will be governed by the laws of the
Commonwealth of Kentucky.

         10. Expense of Administration. All costs and expenses incurred in the operation and administration of this Plan, including any fees owed to the Escrow Agent, will be borne by Cardinal.


                                      CARDINAL BANCSHARES, INC.



                                      By: /s/ James S. Mahan III
                                          --------------------------------------
                                      Title: CEO
                                             -----------------------------------



                                      VINE STREET TRUST COMPANY



                                      By: /s/
                                          --------------------------------------
                                      Title: President
                                             -----------------------------------





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